EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES Q CONVERTIBLE PREFERRED STOCK

OF

VELOCITY EXPRESS CORPORATION

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Velocity Express Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Company”), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Certificate of Incorporation of the Company, the following resolution was adopted as of June 26, 2006 by the Board of Directors of the Company pursuant to Section 151 of the Delaware General Corporation Law:

“RESOLVED that, pursuant to authority vested in the Board of Directors of the Company by Article IV of the Company’s Certificate of Incorporation, out of the total authorized number of 299,515,270 shares of its preferred stock, par value $0.004 per share (“Preferred Stock”), there shall be designated a series of 9,704,813 shares which shall be issued in and constitute a single series to be known as “Series Q Convertible Preferred Stock” (hereinafter referred to as the “Series Q Preferred Stock”). The shares of Series Q Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

1. Certain Definitions.

As used in this Certificate of Designations, Preferences and Rights of Series Q Convertible Preferred Stock of Velocity Express Corporation, the following terms shall have the respective meanings set forth below:

“Additional Rights” has the meaning set forth in Section 5E(6).

“Additional Shares of Common Stock” has the meaning set forth in Section 5E.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Board of Directors” or “Board” means the board of directors of the Company.

“Bulletin Board” has the meaning set forth in Section 5G.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Buy-In” has the meaning set forth in Section 5D.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (v) all warrants, options or other rights to acquire any item listed in (i) through (iv) of this definition.

“Closing Date” means the Closing Date as defined in the Series Q Preferred Stock Purchase Agreement.

“Common Stock” means the common stock, $0.004 par value per share, of the Company, including the stock into which the Series Q Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitled the holder thereof to acquire Common Stock at any time, including, without limitation, any debt, preferred stock, rights, Options (as defined in Section 5E(1)), warrants, Convertible Securities (as defined in Section 5E(1)) or other instrument that is at any time convertible into or exchangeable or exercisable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Conversion Price” has the meaning set forth in Section 5A.

“Convertible Securities” has the meaning set forth in Section 5E(1).

“Corporate Transaction” has the meaning set forth in Section 3.

“Dividend Payment Date” has the meaning set forth in Section 2(a).

“Equity Line of Credit” has the meaning set forth in Section 6.

“Excluded Stock” means (A) Capital Stock, Options or Convertible Securities issued to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) shares of Common Stock issued upon the conversion or exercise of Options or Convertible Securities or other rights issued on or prior to the date hereof, provided that such securities have not been amended since the date hereof, (C) shares of Common Stock issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock

(but only to the extent that such a dividend, split or distribution results in an adjustment in the Conversion Price pursuant to the other provisions of this Series Q Preferred Stock) and (D) PIK Shares (as defined in Section 2(b)), the Warrant Shares and shares issued as payment-in–kind dividends with respect to other series of the Company’s Preferred Stock.

“Forced Conversion” has the meaning set forth in Section 5B.

“Junior Capital Stock” shall mean (A) the Common Stock, (B) Common Stock Equivalents of the Company, (C) all existing or hereafter created series of Preferred Stock of the Company and (D) all other existing or hereinafter created equity securities of the Company.

“Liquidation Preference” has the meaning set forth in Section 3.

“Mandatory Redemption Date” has the meaning set forth in Section 4B.

“Mandatory Redemption Price” has the meaning set forth in Section 4B.

“Market Price” has the meaning set forth in Section 5G.

“Nasdaq” has the meaning set forth in Section 5G.

“Notes” shall mean the Company’s 12% Senior Secured Notes due 2010 issued pursuant to the Indenture dated June 30, 2006 by and between the Company and Wells Fargo, N.A., as Trustee (the “Indenture”).

“Offered Shares” has the meaning set forth in Section 7(a).

“Options” has the meaning set forth in Section 5E(1).

“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or governmental or quasi-governmental entity.

“PIK Shares” has the meaning set forth in Section 2(b).

“Price Reset” has the meaning set forth in Section 6.

“Readjustment Event” has the meaning set forth in Section 5E(3).

“Redemption Date” has the meaning set forth in Section 4A.

“Redemption Premium” has the meaning set forth in Section 4B.

“Redemption Price” has the meaning set forth in Section 4A.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of June 30, 2006 by and among the Company, the purchasers of Series Q Preferred Stock, the purchasers of the Company’s 12% Senior Secured Notes and Warrants and the other parties named therein.

“Registration Statement” means that certain shelf registration statement required to be filed pursuant to the terms of the Registration Rights Agreement.

“Sale Notice” has the meaning set forth in Section 7(a).

“Securities Act” has the meaning set forth in Section 2(b).

“Series Q Dividends” has the meaning set forth in Section 2(a).

“Series Q Preferred Stock Purchase Agreement” means that certain Stock Purchase Agreement dated June 30, 2006 by and among the Company and the investors named therein for the purchase and sale of Series Q Preferred Stock.

“Special Redemption Trigger” shall mean the earliest to occur of the following:

(i) the closing or consummation of a Target Alternative Transaction; or

(ii) effectiveness of termination of the Merger Agreement by any party or for any reason; or

(iii) failure for any other reason of the closing under the Merger Agreement to occur on or prior to the date 270 days after the date hereof, regardless of the disposition or status at such time of the Merger Agreement.

“Stated Value” has the meaning set forth in Section 2(a).

“Subsidiary” means any corporation, association or other business entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Target” means CD&L, Inc., a Delaware corporation.

“Target Acquisition” means the merger of Cobra Acquisition Corp., a newly-formed wholly-owned Subsidiary of the Company (“Merger Sub”), and Target, pursuant to the terms of an Agreement and Plan of Merger dated June 30, 2006 (“Merger Agreement”), by and among the Company, Merger Sub and Target.

“Target Alternative Transaction” means the merger or acquisition of or with respect to Target, as directed by Target’s Board of Directors in the exercise of its fiduciary responsibilities, consummated or to be consummated by or with any Person, on any terms or otherwise in any manner other than consummation of the closing pursuant to the terms and conditions as documented and agreed in the Merger Agreement.

“Threshold Trading Period” has the meaning set forth in Section 5B.

“Trigger Issuance” has the meaning set forth in Section 5E.

“Variable Priced Equity Linked Instruments” has the meaning set forth in Section 6.

“Valuation Date” has the meaning set forth in Section 5G.

“VWAP” shall mean, with respect to any date of determination, the daily volume weighted average price (determined using data provided by Bloomberg L.P. (or, if Bloomberg L.P. terminates such reporting, then using such other reporting system as the Board of Directors may designate in good faith)) of the Common Stock on the NASDAQ Capital Market (or any other securities exchange on which the Common Stock is then traded or included for quotation) on such date of determination, or if there is no such price on such date of determination, then the daily volume weighted average price of the Common Stock on the date nearest preceding such date.

“Warrants” shall mean stock purchase warrants of the Company issued pursuant to that certain Note and Warrant Purchase Agreement dated June 30, 2006 by and among the Company and the investors named therein.

“Warrant Shares” shall mean Common Stock of the Company issued upon exercise of the Warrants.

2. Dividends.

(a) The holders of shares of Series Q Preferred Stock shall be entitled, in preference to the holders of any Junior Capital Stock to receive when and as declared by the Board of Directors out of funds legally available therefor dividends (the “Series Q Dividends”) on the Series Q Preferred Stock in cash, subject to any payment restrictions contained in any indenture, note or other agreement evidencing the Company’s indebtedness, at the rate of six percent (6%) per annum on the stated value of each share of Series Q Preferred Stock of $10.00, adjusted proportionately for any stock split, reverse stock split, stock dividend or other reclassification or combination occurring after the date hereof (the “Stated Value”). The Series Q Dividends shall be cumulative, whether or not earned or declared, and shall be payable quarterly in arrears on the first day of October, January, April and July in each year (each a “Dividend Payment Date”) and if such date is not a Business Day then the next succeeding Business Day.

(b) At the election of the Company, the Series Q Dividends may be paid: (i) by issuing each holder of Series Q Preferred Stock such number of shares of Series Q Preferred Stock equal to the Series Q Dividend divided by the Series Q Preferred Stock Stated Value (hereinafter “PIK Shares”); or (ii) in cash out of legally available funds therefor. Any election by the Company to pay dividends in shares of Series Q Preferred Stock or cash shall be made uniformly with respect to all outstanding shares of Series Q Preferred Stock for a given dividend period. The Company shall deliver written notice to each holder indicating the manner in which it intends to pay the Series Q Dividend at least five Business Days prior to each Dividend Payment Date, but may indicate in such notice that the election contained therein shall continue for subsequent Dividend Payment Dates until revised. Failure to provide timely written notice shall be deemed an election by the Company to pay such dividends in cash. The Company may not deliver PIK Shares at any time when the shares of Common Stock into which such PIK

Shares are convertible shall not be registered for immediate resale by the holders thereof under the Securities Act of 1933, as amended (the “Securities Act”) and/or other applicable federal or state securities law, rules and regulations; provided, that, with the approval of at least 70% of the Series Q Preferred Stock then outstanding given prior to the relevant Dividend Payment Date, the Company may pay the Series Q Dividend by delivering PIK Shares when the shares of Common Stock into which such PIK Shares are convertible are not registered for immediate resale. In addition to the foregoing, the Company shall be entitled to effect such election to pay Series Q Dividends using PIK Shares only for so long as the Common Stock of the Company is listed or quoted, without any stop-trade order or other suspension in trading (whether or not initiated by the Company), on such exchanges or trading systems as permit the resale of the Common Stock on the applicable dividend payment date.

(c) No cash or other value dividends shall be paid on any Junior Capital Stock of the Company during any fiscal year of the Company until all accumulated Series Q Dividends (with respect to the current fiscal year and all prior fiscal years) shall have been paid to the holders of Series Q Preferred Stock.

(d) In the event that the Company declares or pays any dividends upon any class or series of its Capital Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, and other than cumulative dividends payable with respect to any other series of the Company’s Preferred Stock in accordance with the terms of the Company’s Certificate of Incorporation, the Company shall also declare and pay to the holders of the Series Q Preferred Stock at the same time that it declares and pays such dividends to the holders of the Capital Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series Q Preferred Stock had all of the outstanding Series Q Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Capital Stock entitled to such dividends are to be determined.

3. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series Q Preferred Stock shall rank senior to the holders of all Junior Capital Stock of the Company and shall be entitled to be paid an amount per share equal to the Series Q Preferred Stock Stated Value plus any accumulated, accrued, earned or declared and unpaid Series Q Dividends (the “Liquidation Preference”). No modification of this Liquidation Preference shall be made without the prior written approval of holders of at least a majority of the then outstanding Series Q Preferred Stock. If, upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of the Series Q Preferred Stock and any class or series of Capital Stock ranking on a parity with the Series Q Preferred Stock as to such distributions shall be insufficient to permit payment to the holders of the Series Q Preferred Stock and such class or series of Capital Stock of their respective liquidation amount, then the entire assets of the Company to be distributed shall be distributed pro rata to the holders of Series Q Preferred Stock. Prior to the time of any liquidation, dissolution, dissolution or winding up of the Company, the Company shall declare, or shall be deemed to have declared, for payment all accumulated, accrued or earned but not yet paid dividends with respect to the Series Q Preferred Stock as to such distributions according to the preferential amounts due thereon. Unless waived in writing by the holders of at least 62.5% of the Series Q Preferred Stock then outstanding, voting together as one class, a consolidation or merger of the Company into or with any other entity or entities, or the sale or transfer by the Company of all or substantially all of its assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such a merger, consolidation or sale, own less than a majority in voting power of the outstanding capital stock of the corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such a merger, consolidation or sale (each such transaction being hereinafter referred to as a “Corporate Transaction”) shall be deemed to be a liquidation within the meaning of this Section 3.

4. Redemption.

4A. Redemption at the Option of the Company. The Company shall have the right and option to redeem all of the Series Q Preferred Stock on the following terms and conditions:

(a) The Series Q Preferred Stock is redeemable at the option of the Company at any time after the date on which the registration statement has been declared effective out of funds legally available for redemptions. Immediately prior to authorizing or making any such redemption with respect to the Series Q Preferred Stock (and in no event later than the date specified for redemption in the redemption notice described below), the Company, by resolution of its Board of Directors, shall declare, or be deemed to have declared, a dividend on the Series Q Preferred Stock to be redeemed, which shall be in an amount equal to any accrued, accumulated or earned and unpaid Series Q Dividends up to and including the date designated for such redemption (the “Redemption Date”). Redemption shall be made on the Redemption Date at a redemption price per share of Series Q Preferred Stock equal to 125 percent of the Stated Value thereof as of the Redemption Date plus the amount in cash equal to all Series Q Dividends unpaid, accumulated, accrued or earned thereon and declared (or deemed declared) by the Board pursuant to the preceding sentence (the “Redemption Price”).

(b) Notice of any redemption pursuant to this Section 4A shall be mailed at least 20 days in advance of the Redemption Date to the holders of record of Series Q Preferred Stock at their respective addresses shown in the records of the Company. Each such notice shall state: (i) the Redemption Date; (ii) the Redemption Price per share; (iii) the place or places where certificates for such shares of Series Q Preferred Stock are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares of Series Q Preferred Stock to be redeemed will cease to accrue as of the Redemption Date. To facilitate the redemption of the Series Q Preferred Stock, the Board of Directors may fix a record date for the determination of holders of Series Q Preferred Stock to be redeemed not more than 60 days prior to the Redemption Date.

(c) On or before the Redemption Date, each holder of Series Q Preferred Stock shall surrender to the Company the certificates representing the shares redeemed, duly endorsed or assigned to the Company, and the holder shall thereafter be entitled to receive payment of the Redemption Price. In case fewer than the total number of Series Q Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed Series Q Preferred Stock shall be issued to the holder thereof without cost to such holder within 3 Business Days after surrender of the certificate representing the Series Q Preferred Stock.

(d) On the Redemption Date and subject to the complete satisfaction by the Company of its obligations due to the holders of the Series Q Preferred Stock including without limitation the Company’s obligation to make in full the deposit described in Section 4A(e) below: (i) dividends on the Series Q Preferred Stock called for redemption shall cease to accrue; (ii) such shares of Series Q Preferred Stock shall be deemed no longer outstanding; and (iii) all rights of such holder as a holder of Series Q Preferred Stock (except the right to receive from the Company the Redemption Price payable upon surrender of certificates representing such shares of Series Q Preferred Stock), including the right to convert the Series Q Preferred Stock, shall cease. Notwithstanding the delivery to any holder of Series Q Preferred Stock of a redemption notice described above, if, prior to the close of business on the Business Day preceding the Redemption Date, such holder gives written notice to the Company of its election to convert all of any part of such holder’s shares of Series Q Preferred Stock into shares of Common Stock, pursuant to Section 5 below (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then such shares of Series Q Preferred Stock that were otherwise scheduled to be redeemed shall instead be converted into shares of Common Stock as provided in Section 5 hereof as of the Redemption Date. The Company shall be prohibited from redeeming any holder’s Series Q Preferred Stock under this Section 4A at any time the holder is unable to convert such Series Q Preferred Stock under Section 5A into shares of Common Stock registered for immediate resale under the Securities Act and/or other applicable federal or state securities law, rules and regulations.

(e) The Company shall, on or after any Redemption Date, deposit with its transfer agent or other redemption agent selected by the Board of Directors, as a trust fund, a sufficient sum to redeem, on the Redemption Date, the shares of Series Q Preferred Stock then called for redemption, with instructions and authority to such transfer agent or other redemption agent to pay the Redemption Price on or after the Redemption Date upon receipt of certificates representing the shares of Series Q Preferred Stock then being redeemed. Any funds so deposited and unclaimed at the end of two years from such Redemption Date shall be released or repaid to the Company, after which the holders of the shares so called for redemption shall be entitled to receive payment of the Redemption Price only from the Company. Any interest accrued on any funds deposited shall belong to the Company, and shall be paid to it from time to time on demand.

(f) So long as any Series Q Preferred Stock remains outstanding, neither the Company nor any Subsidiary shall redeem or otherwise acquire any Series Q Preferred Stock, except as expressly authorized in this Series Q Certificate of Designations. So long as any Series Q Preferred Stock remains outstanding, neither the Company nor any Subsidiary shall redeem or otherwise repurchase any Junior Capital Stock.

4B. Mandatory Redemption. Upon the Special Redemption Trigger, the Company shall be required to effect the redemption of all outstanding shares of Series Q Preferred Stock as of the date which is twenty (20) Business Days after the date of the Special Redemption Trigger (the “Mandatory Redemption Date”) at a redemption price per share of Series Q Preferred Stock equal to the Stated Value thereof, together with accrued, accumulated, earned or declared and unpaid Series Q Dividends prorated to the Mandatory Redemption Date (the “Mandatory Redemption Price”), together with a redemption premium per share of Series Q Preferred Stock equal to 50 percent of the annual dividend payable with respect to such share of Series Q

Preferred Stock (the “Redemption Premium”). The Mandatory Redemption Price per share of Series Q Preferred Stock shall be paid in cash by the Company. The Redemption Premium shall, at the option of the Company, be payable in either cash or shares of the Company’s Common Stock, which shares shall be valued at the VWAP for ten trading days ending on the date preceding the Mandatory Redemption Date; provided, that the Company may not deliver Common Stock in payment of the Redemption Premium at any time when such shares of Common Stock shall not be registered for immediate resale by the holders thereof under the Securities Act and/or other applicable federal or state securities law, rules and regulations. On and after the Mandatory Redemption Date, subject to each holder’s option to decline redemption pursuant to Section 4B(b) below, all rights of holders of the Series Q Preferred Stock hereunder (including the right to receive dividends) shall cease to exist except for the right to receive the Mandatory Redemption Price and the Redemption Premium. The Company shall not redeem any Series Q Preferred Stock pursuant to this Section 4B until all of the Company’s obligations to effect a Special Mandatory Redemption (as defined in the Indenture) under the terms of the Indenture have been satisfied.

(a) Upon the occurrence of a Special Redemption Trigger, notice of the Mandatory Redemption Date will be promptly delivered by nationally recognized overnight courier to each holder of the Series Q Preferred Stock at his, her or its last address as the same appears on the register maintained by the Company. The notice shall state that the Series Q Preferred Stock will be redeemed (including the CUSIP Number thereof) and shall set forth:

(i) The Mandatory Redemption Date;

(ii) The Mandatory Redemption Price and the Redemption Premium;

(iii) A statement that certificates representing the shares of Series Q Preferred Stock must be surrendered to the Company to receive the Mandatory Redemption Price and the Redemption Premium;

(iv) A statement that unless the Company defaults in the making of the Special Mandatory Redemption (including the payment in full of the Mandatory Redemption Price and the Redemption Premium), all rights of holders of Series Q Preferred Stock hereunder (including the right to receive dividends) shall cease to exist on and after the Mandatory Redemption Date; and

(v) A statement that the Special Mandatory Redemption is being effected pursuant to Section 4B hereof.

The Company shall, promptly following delivery of the notice of the Mandatory Redemption Date, deposit with its transfer agent or other redemption agent selected by the Board of Directors, as a trust fund, a sufficient sum of cash and, to the extent used to pay the Redemption Premium, shares of the Company’s Common Stock, to redeem, on the Mandatory Redemption Date, the shares of Series Q Preferred Stock then called for redemption, with instructions and authority to such transfer agent or other redemption agent to pay the Mandatory Redemption Price and Redemption Premium on or after the Mandatory Redemption Date upon receipt of certificates representing the shares of Series Q Preferred Stock then being redeemed. Any funds and shares so deposited and unclaimed at the end of two years from such Mandatory Redemption Date shall be released or repaid to the Company, after which the holders of the shares so called for redemption shall be entitled to receive payment of the Mandatory Redemption Price and Redemption Premium only from the Company. Any interest accrued on any funds deposited shall belong to the Company, and shall be paid to it from time to time on demand.

(b) Once the Notice of Special Redemption described in Section 4B(a) is mailed, the Company shall be obligated to redeem the Series Q Preferred Stock on the Mandatory Redemption Date at the Mandatory Redemption Price plus the Redemption Premium; provided, however, that each holder of Series Q Preferred Stock may, by written notice to the Company given not later than five (5) Business Days preceding the Mandatory Redemption Date, decline to have its shares of Series Q Preferred Stock redeemed by the Company under this Section 4B, and to retain ownership of its Series Q Preferred Stock following the Mandatory Redemption Date. If the Mandatory Redemption Date is a legal holiday, payment shall be made on the next succeeding Business Day and no interest or dividends shall accrue thereon for the period from such Mandatory Redemption Date to such succeeding Business Day.

5. Conversion.

5A. Right to Convert. Subject to the terms and conditions of this Section 5A, the holder of any share or shares of Series Q Preferred Stock shall be entitled, at any time and from time to time, to convert any such shares of Series Q Preferred Stock into the number of fully paid and nonassessable whole shares of Common Stock obtained by multiplying the number of shares of Series Q Preferred Stock to be converted by the Liquidation Preference per share and dividing the result by the initial conversion price of $1.10 per share or, if there has been an adjustment of the initial conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series Q Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the “Conversion Price”). Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted (or if lost, a Certificate of Lost Affidavit attesting to the loss of the certificate(s) representing the Series Q Preferred Stock shares), to the Company at its principal office and to the Company’s transfer agent (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series Q Preferred Stock) at any time during their usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached to the Series Q Preferred Stock certificate with a statement of the name or names (with address), in which the certificate or certificates for shares of Common Stock, shall be issued (subject to compliance with applicable laws to the extent such designation shall involve a transfer). Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the Company’s transfer agent and the certificate or certificates for such shares of Series Q Preferred Stock shall have been surrendered as aforesaid. Within five Business Days following receipt of such certificates, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct (subject to compliance with applicable laws to the extent such designation shall involve a transfer) a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series Q Preferred Stock.

No conversion of the Series Q Preferred Stock may be effected by the holders thereof or by the Company pursuant to Section 5 hereof unless and until the issuance of the Common Stock upon conversion of the Series Q Preferred Stock has been approved by the stockholders of the Company in compliance with Nasdaq Marketplace Rule 4350(i)(1) and Regulation 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If such stockholder approval is not effective within 120 days following the Closing Date (the “Approval Deadline”), then the Company will make pro rata payments to each holder of Series Q Preferred Stock, as liquidated damages and not as a penalty, in an amount equal to one percent (1%) of the aggregate purchase price paid for the Series Q Preferred Stock then held by such holder (which amount shall include the original purchase price paid by such holder pursuant to the Series Q Preferred Stock Purchase Agreement for the Series Q Preferred Stock) for each 30-day period or pro rata for any portion thereof following the Approval Deadline until such stockholder approval is effective. Such payments shall be in partial compensation to the holders, and shall not constitute the holders’ exclusive remedy for such events. The amounts payable as liquidated damages pursuant to this paragraph shall be paid monthly within three (3) business days of the last day of each month following the Approval Deadline until such stockholder approval is effective. Such payments shall be made to each holder in cash.

5B. Forced Conversion.

(a) All or any part of the Series Q Preferred Stock may be converted into shares of Common Stock at the option of the Company at any time after the first anniversary of the Closing Date (the “Forced Conversion”): (i) when the average daily VWAP of the Common Stock for 20 out of 30 consecutive trading days (the “Threshold Trading Period”) is equal to or greater than 200 percent of the Conversion Price; and (ii) a registration statement has been filed and has become effective with the U.S. Securities and Exchange Commission to permit resale of the Common Stock issuable upon the conversion of the Series Q Preferred Stock. There may be successive Forced Conversions; provided, however, that the value of the number of shares of Series Q Preferred Stock that may be subject to Forced Conversion in any calendar month may not exceed 20 percent of the notional value of the Common Stock traded during the previous Threshold Trading Period. In the event that the Company opts to convert less than all outstanding shares of Series Q Preferred Stock in respect of any Forced Conversion, the shares of Series Q Preferred Stock subject to such Forced Conversion shall be selected on a pro rata basis from the shares of Series Q Preferred Stock held by all holders of Series Q Preferred Stock.

(b) Upon any Forced Conversion, each holder of certificates for shares of Series Q Preferred Stock that are subject to such Forced Conversion shall, following receipt of the notice specified in Section 5(B)(c) hereof, promptly surrender to the Company’s transfer agent such certificates in exchange for appropriate stock certificates representing the number of shares of Common Stock of the Company into which such shares of Series Q Preferred Stock are to be converted. Each holder of shares of Series Q Preferred Stock that is subject to a Forced Conversion shall be entitled to receive the full number of shares of Common Stock into which such shares of Series Q Preferred Stock held by such holder could be converted if such holder had exercised its conversion right pursuant to Section 5A on the last day of the applicable Threshold Trading Period.

(c) In the event that the Company opts to effect a Forced Conversion, the Company shall mail written notice to each holder of record of the shares of Series Q Preferred Stock subject to such Forced Conversion a notice setting forth:

(i) A statement that the average daily VWAP for the Common Stock of the Company was equal or greater than 200% of the Conversion Price during the Threshold Trading Period specified in the notice;

(ii) That the conditions for a Forced Conversion have occurred and that the Company has opted to effect a Forced Conversion of the aggregate number of shares of Series Q Preferred Stock specified in the notice as of the date specified in the notice (the “Forced Conversion Date”);

(iii) The number of shares of Series Q Preferred Stock held by that holder that are subject to the Forced Conversion; the then applicable Conversion Price; the number of shares of Common Stock into which such shares of Series Q Preferred Stock will be converted; and a Letter of Transmittal to the Company’s transfer agent.

5C. Issuance of Certificates; Time Conversion Effected. In connection with any conversion of Series Q Preferred Stock pursuant to Section 5B each holder of share of Series Q Preferred Stock to be converted shall promptly after receipt of the notice specified in Section 5(B)(c) above deliver to the Company’s transfer agent certificates representing the Series Q Preferred Stock shares so converted, duly endorsed for transfer (or if lost, a Certificate of Lost Affidavit attesting to the loss of the certificate representing the Series Q Preferred Stock shares), together with a properly completed notice of conversion in the form attached to the Series Q Preferred Stock certificate with a statement of the name or names (with address), in which the certificate or certificates for shares of Common Stock, shall be issued (subject to compliance with applicable laws to the extent such designation shall involve a transfer). Such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the Forced Conversion Date. Within five Business Days following receipt of such certificates, (i) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, the Transfer Agent will credit such aggregate number of shares of Common Stock to which the converting holder of shares of Series Q Preferred Stock shall be entitled to such holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (ii) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of such holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled (subject to compliance with applicable laws to the extent such designation shall involve a transfer). Subject to the last sentence of this Section 5C, upon the effective date of any conversion pursuant to this Section 5, the rights of the holder of the shares of Series Q Preferred Stock being converted shall cease, and such holders shall be deemed to be holders of the shares of Common Stock issued or issuable upon such conversion. The Company understands that a delay in the delivery of Common Stock upon: (i) conversion of the Series Q Preferred Stock pursuant to this Section 5; or (ii) in response to a proper request to have a restrictive legend removed under Rule 144 of the Securities Act, could result in economic loss to the holder. As compensation to the holder for such loss, the

Company agrees to pay (as liquidated damages and not as a penalty) to the holder for such late delivery of Common Stock upon conversion of the Series Q Preferred Stock in the amount of $100 per Business Day after the third Business Day after a request for conversion, or a legend removal, has been made for each $10,000 of Series Q Preferred Stock and accrued dividends being converted, or the corresponding Common Stock, for which a legend removal has been requested, which is not timely delivered. The Company shall pay any payments incurred under this section in immediately available funds upon demand. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Company fails for any reason to effect timely delivery of shares of Common Stock in connection with a conversion pursuant to Section 5A, the holder will be entitled to revoke all or part of the relevant notice of conversion by delivery of a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to the delivery of such notice, except that the liquidated damages described above shall be payable through the date notice of revocation is given to the Company.

5D. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued as a result of any conversion hereunder, and any holder entitled to a fractional share of Common Stock upon the date of such conversion shall be entitled, upon surrender to the Company of the certificates presented for conversion, to receive a cash payment in an amount equal to the product obtained by multiplying the fractional interest by the Market Price of a share of Common Stock. In addition to any other rights available to the holder, if the Company fails to make timely delivery in accordance with the provisions of Section 5C above, to a holder of a certificate or certificates representing the shares of Common Stock into which such holder’s shares of Series Q Preferred Stock have been converted, and if within seven Business Days thereafter such holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of the Common Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall pay in cash to the holder (in addition to any remedies available to or elected by the holder) within five Business Days after written notice from the holder, the amount by which (i) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (ii) the aggregate Stated Value of the shares of Series Q Preferred Stock for which such conversion was not timely honored, together with interest thereon at a rate of 15 percent per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of Stated Value of Series Q Preferred Stock, the Company shall be required to pay the holder $1,000, plus interest. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In.

5E. Adjustment of Conversion Price. If the Company shall issue or sell, or is, in accordance with subsections 5E(1) through 5E(8) below, deemed to have issued or sold, any Additional Shares of Common Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then and in each such case (a “Trigger Issuance”) the then-existing Conversion Price shall be reduced, as of the close of business on the effective date of the Trigger Issuance, to a price determined as follows:

Adjusted Conversion Price =	(A x B) + D
A + C

where

“A” equals the number of shares of Common Stock outstanding, including Additional Shares of Common Stock deemed to be issued hereunder, immediately preceding such Trigger Issuance;

“B” equals the Conversion Price in effect immediately preceding such Trigger Issuance;

“C” equals the number of Additional Shares of Common Stock issued or deemed issued hereunder as a result of the Trigger Issuance; and

“D” equals the aggregate consideration, if any, received or deemed to be received by the Company upon such Trigger Issuance;

provided, however, that in no event shall the Conversion Price after giving effect to such Trigger Issuance be greater than the Conversion Price in effect prior to such Trigger Issuance.

For purposes of this subsection 5E, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this subsection 5E, other than Excluded Stock.

For purposes of this subsection 5E, the following Sections 5E(1) to 5E(8) shall also be applicable:

5E(1) Issuance of Rights or Options. In case at any time the Company shall in any manner grant (directly and not by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing: (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus (y) the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus (z), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in subsection 5E(3) no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

5E(2) Issuance of Convertible Securities. In case the Company shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing: (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (ii) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price, provided that: (a) except as otherwise provided in subsection 5E(3), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities; and (b) no further adjustment of the Conversion Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been made pursuant to the other provisions of subsection 5E.

5E(3) Change in Option Price or Conversion Rate. If: (i) the purchase price provided for in any Right or Option referred to in subsection 5E(l) hereof; (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsections 5E(l) or 5E(2); (iii) or the rate at which Convertible Securities referred to in subsections 5E(l) or 5E(2) are convertible into Common Stock shall change at any time (each, a “Readjustment Event”) (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect had such Readjustment Event occurred at the time the Options or Convertible Securities still outstanding were initially granted, issued or sold. Upon the termination of any Option for which any adjustment was made pursuant to this subsection 5(E) or any right to convert Convertible Securities for which any adjustment was made pursuant to this subsection 5(E) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), and after five calendar days notice to the holder, the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

5E(4) Stock Dividends In case the Company shall declare a dividend or make any other distribution upon any stock of the Company payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and the Conversion Price then in effect shall be adjusted accordingly.

5E(5) Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. In case the Company at any time shall combine its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

5E(6) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor, after deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, after deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Company. If Common Stock, Options or Convertible Securities shall be issued or sold by the Company and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received by the Company shall be reduced by the fair market value of the Additional Rights (as determined using the Black-Scholes option pricing model or another method mutually agreed to by the Company and the holder). The Board of Directors of the Company shall respond promptly, in writing, to any inquiry by the holder as to the fair market value of the Additional Rights. In the event that the Board of Directors of the Company and the holder are unable to agree upon the fair market value of the Additional Rights, the Company and the holder shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company.

5E(7) Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

5E(8) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned Subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof) shall be considered an issue or sale of Common Stock for the purpose of this Section 5E.

5F. Reorganization or Reclassification; Consolidation or Merger.

(a) If the Company shall, at any time or from time to time while the Series Q Preferred Stock is outstanding, issue by reorganization or by reclassification of its outstanding shares of Common Stock any shares of its Capital Stock (including any reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective shall be adjusted by the Company so that the holder thereafter converting its shares of Series Q Preferred Stock shall be entitled to receive the number of shares of Common Stock or other Capital Stock which the such holder would have received if the shares of Series Q Preferred Stock had been converted immediately prior to such event. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization or reclassification of the Capital Stock of the Company shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock but not holders of Series Q Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision shall be made whereby each holder of a share or shares of Series Q Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore receivable upon the conversion of such share or shares of the Series Q Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Company as a result of which a greater or lesser number of shares of Common Stock of the surviving corporation are issuable to holders of the Common Stock of the Company outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Company.

5G. Distributions. In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation or any distribution made in connection with a sale of the Company’s assets) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price (as defined below) per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon over the immediately preceding three trading day period prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the holders of at least a majority of the outstanding Series Q Preferred Stock. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by a holder of Series Q Preferred Stock prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the holders of at least a majority of the outstanding Series Q Preferred Stock are unable to agree upon the fair market value in respect of subpart (c) hereof, the Company and the holders of at least a majority of the outstanding Series Q Preferred Stock shall jointly select an appraiser who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne by the Company. Such adjustment shall be made successively whenever such a payment date is fixed.

5H. Effective Date of Adjustment. An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

5I. Subsequent Adjustments. In the event that, as a result of an adjustment made pursuant to this Section 5, holders of Series Q Preferred Stock shall become entitled to receive any shares of Capital Stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon the conversion of the Series Q Preferred Stock shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein with respect to the shares of Common Stock receivable upon conversion of the Series Q Preferred Stock.

5J. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Series Q Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5K. Other Notices. In case at any time:

(1) the Company shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

(3) there shall be any capital reorganization or reclassification of the Capital Stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such occurrences, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series Q Preferred Stock at the address of such holder as shown on the books of the Company: (i) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

5L. Stock to be Reserved.

(1) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series Q Preferred Stock as herein provided, 150 percent of such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series Q Preferred Stock.

All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be required to insure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series Q Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation, or result in a Conversion Price less than the par value.

(2) The Company will at all times reserve and keep available out of its authorized but unissued Series Q Preferred Stock such number of shares of Series Q Preferred Stock as is equal to the number of shares of Series Q Preferred Stock then outstanding for use as PIK Shares. All shares of Series Q Preferred Stock, which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

5M. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series Q Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series Q Preferred Stock which is being converted.

5N. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series Q Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series Q Preferred Stock in any manner which interferes with the timely conversion of such Series Q Preferred Stock; provided, however, that nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

5O. Limitation on Conversion. A holder of Series Q Preferred Stock shall not have the right to convert any shares of Series Q Preferred Stock that would result in such holder having a beneficial ownership of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates after giving effect to such conversion, and (ii) the number of shares of Common Stock issuable upon the conversion of such holder’s Series Q Preferred Stock, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For the purposes of this Section 5O, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. Subject to the foregoing, the holder shall not be limited to successive conversions which would result in the aggregate issuance of more than 4.99% (the “Maximum Percentage”). By written notice to the Company, a holder may, from time to time, increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the holder providing such written notice and not to any other holder of Series Q Preferred Stock. Notwithstanding the foregoing, any holder may revoke the application of the conversion limitation described in this Section 5O to such holder, in whole or in part, upon 61 days prior notice to the Company.

6. Offering Restrictions. For so long as any shares of Series Q Preferred Stock remain outstanding, the Company will not enter into any Equity Line of Credit (as defined below) or similar agreement, nor issue nor agree to issue any floating or Variable Priced Equity Linked Instruments nor any of the foregoing or equity with Price Reset Rights. For purposes of such restriction:

(a) the term “Equity Line of Credit” means a financing structure that would allow the Company to “draw down” against a pre-determined amount of capital committed to by a purchaser during a specified period of time (the Company “draws down” the Equity Line of Credit by making periodic sales of its securities to the purchaser); and

(b) “Variable Priced Equity Linked Instruments” is a transaction involving the purchase of common stock or the conversion price of a convertible security which fluctuates in relation to the market price of the stock of a corporate issuer, and in which the effective price will ultimately depend upon the direction of the market price of an issuer’s stock; and

(c) “Price Reset” means where the price of common stock or the conversion price of a convertible security is set after a closing date and subject to adjustment (downward or upward) based on various criteria that can include fundamental performance, a specified event, or the stock price of a corporate issuer at a given point in time after closing.

7. Rights of First Refusal.

(a) Sale Notice. If at any time during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Company proposes to issue and sell Capital Stock (a “Equity Offering”) to one or more third parties in a transaction, the primary purpose of which is a financing (an “Equity Financing”), then the Company shall give written notice (the “Sale Notice”) to the holders of shares of Series Q Preferred Stock of the Company’s intention to consummate such Equity Financing. The Sale Notice shall state (i) a description of the Capital Stock to be sold (“Offered Shares”), (ii) the identity of the prospective purchaser(s) and (iii) the consideration and the material terms and conditions upon which the proposed Equity Financing is to be made. The Sale Notice shall certify that the Company has received a firm offer from the prospective purchaser(s) and in good faith believes a binding agreement for the Equity Financing is obtainable on the terms set forth in the Sale Notice. The Sale Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Equity Financing. An Equity Financing shall not include any issuance of Excluded Stock.

(b) Purchase Option. Each holder of Series Q Preferred Stock shall have the option for a period of twenty (20) days from such holder’s receipt of the Sale Notice from the Company set forth in Section 7(a) to elect to purchase such holder’s pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Sale Notice. Each holder may exercise such purchase option and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Offered Shares, by notifying the Company in writing, before expiration of the twenty (20) day period as to the number of such shares which he, she or it wishes to purchase (including any reallotment). Each holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, of which the number of shares of Common Stock issuable upon conversion of the Series Q Preferred Stock owned by such holder on the date of the Sale Notice shall be the numerator and the total number of shares of Common Stock issuable upon conversion of the Series Q Preferred Stock held by all holders of Series Q Preferred Stock on the date of the Sale Notice shall be the denominator. Each holder shall have a right of reallotment such that, if any other holder fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating holders may exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased. Each holder shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates, provided that such holder notifies the Company of such allocation. If a holder gives the Company notice that it desires to purchase its pro rata share of the Offered Shares and, if applicable, its reallotment, then payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after the holder’s receipt of the Sale Notice, unless the Sale Notice contemplated a later closing with the prospective third party purchaser(s).

8. No Waiver. Except as otherwise modified or provided for herein, the holders of Series Q Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the Delaware General Corporation Law.

9. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series Q Preferred Stock against impairment.

10. Amendment; Waiver. Except as expressly provided for otherwise herein, any term of the Series Q Preferred Stock may be amended or waived (including the adjustment provisions included in Section 5E hereof) upon the vote or written consent of the Company and the holders of at least 70% of the Series Q Preferred Stock then outstanding; provided, however that an amendment or waiver relating to the right to convert the Series Q Preferred Stock or the Conversion Price thereof shall only be binding upon a holder who has given a vote or written consent in favor thereof.

11. Action By holders. Any action or consent to be taken or given by the holders of the Series Q Preferred Stock may be given either at a meeting of the holders of the Series Q Preferred Stock called and held for such purpose or by written consent.

12. Notice of Stockholder Approval. Within two (2) Business Days after stockholder approval of the issuance of the Common Stock upon conversion of the Series Q Preferred Stock is effective in compliance with Nasdaq Marketplace Rule 4350(i)(1) and Regulation 14C under the Exchange Act, the Company will (i) send written notification to each holder of Series Q Preferred Stock that such holder may exercise its conversion rights in accordance with the terms of the Series Q Preferred Stock and (ii) amend the Certificate of Designations, Rights and Preferences for the Series Q Preferred Stock to reflect such stockholder approval.

13. Registration Rights Agreement. Holders of the Series Q Preferred Stock shall be entitled to the benefits of the Registration Rights Agreement (subject to the terms and conditions set forth therein). The Company shall provide to each holder of Series Q Preferred Stock, upon request, and without charge, a copy of the Registration Rights Agreement.

[Execution Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Preferences and Rights this 30th day of June, 2006.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

24